Exhibit 10.7

Hyliion Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of March 29, 2019 by and between Hyliion Inc., a Delaware corporation (the “Company”), and Greg Van de Vere (“Executive”).

RECITALS

WHEREAS, the Company designs hybrid drive systems for Class 8 Semi Tractors and related and derivative products; and

WHEREAS, the Company desires to retain Executive in his position as Chief Financial Officer, and Executive desires to remain in this position with the Company, subject to the terms, conditions and covenants hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

ARTICLE I EMPLOYMENT SERVICES

1.1 Term of Employment. Executive’s employment under this Agreement shall continue until terminated pursuant to Section 3.1 herein (the “Employment Term”).

1.2 Title and Position. During the Employment Term, Executive shall hold the position of Chief Financial Officer. Executive’s responsibilities shall include such duties and responsibilities as are consistent with Executive’s position as Chief Financial Officer, and Executive shall perform such other reasonable duties and responsibilities as are in the best interests of the Company, as are consistent with Executive’s position and as may be reasonably assigned to Executive by the Chief Executive Officer (“CEO”) and/or the Board of Directors of the Company (the “Board”).

1.3 Activities and Duties During Employment.

(a) During the Employment Term, Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company and, to the extent reasonably necessary to discharge the responsibilities reasonably assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities in a diligent, trustworthy and business-like manner so as to advance the interests of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to (i) providing service to, or serving on governing boards of, civic and charitable organizations, (ii) serving as an advisory board member of other companies or corporations, and (iii) personally investing and managing personal and family investments; but in each case, only to the extent that any of the activities described in clauses (i), (ii) or (iii), individually or as a whole, do not (A) require or involve the active participation of Executive in the management of any corporation, partnership or other entity which might unreasonably interfere with the execution of Executive’s duties hereunder, (B) include any ownership interest in any customer or vendor of the Company unless approved by written resolution of the Board, or (C) otherwise violate any provision of this Agreement.

(b) Executive represents and warrants that Executive is free to maintain his employment with the Company, and that Executive has no prior or other commitments or obligations of any kind to anyone else or any entity that would hinder or interfere with Executive’s obligations hereunder or the exercise of Executive’s best efforts as an employee of the Company.

ARTICLE II COMPENSATION

2.1 Base Salary. The Company shall pay Executive a base salary (“Base Salary”) during the Employment Term. Until such time as the Board may reasonably determine that certain product quality and product development objectives have been achieved, (the “85% Salary Period”), the Company shall pay Executive a semi-monthly base salary of $7,968.75 (on an annualized basis, $191,250). At such point as the Board may reasonably determine that the product quality and product development objectives have been achieved, and for the remainder of the Employment Term (the “Full Salary Period”), the Company shall pay Executive a semi-monthly Base Salary of $9,375.00 (on an annualized basis, $225,000). The Base Salary shall not be reduced without the prior written consent of Executive. During the Employment Term, the Board may consider in its sole discretion sequential increases in Executive’s Base Salary. If Executive’s Base Salary is increased pursuant to the foregoing, the increased amount shall become the “Base Salary” for purposes of this Agreement.

2.2 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive while performing Executive’s duties under this Agreement, subject to the Company’s policies requiring corroborating documentation reasonably satisfactory to the Company.

2.3 Withholding and Deductions. All compensation payable to Executive pursuant to this Agreement shall be subject to such withholding and deductions by the Company as required by law.

2.4 Health Care and Benefit Plans. During the Employment Term, Executive shall be eligible to participate in all health care and 401(K) benefit programs normally available to other employees of the Company (subject to all applicable eligibility and contribution policies and rules), as may be in effect from time to time, including such insurance programs as may be implemented by the Company.

ARTICLE III TERMINATION OF EMPLOYMENT

3.1 Employment At Will. Executive’s employment by the Company is at-will, and either Executive or the Company may terminate Executive’s employment with the Company, subject to the following:

(a) The Company may terminate Executive’s employment at any time and for any reason, with or without cause, by giving written notice of such termination to Executive, designating an immediate or future termination date.

(b) Executive may terminate his employment by giving the Company thirty (30) days prior written notice of termination (such thirty day notice period, the “Termination Notice Period”). Upon such notice, the Company may, at its option, (i) make Executive’s termination effective immediately, (ii) require Executive to continue to perform Executive’s duties hereunder during the Termination Notice Period, with or without restrictions on Executive’s activities, and/or (iii) accept Executive’s notice of termination as Executive’s resignation from the Company at any time during the Termination Notice Period. In any such case, the Company shall pay Executive’s Base Salary under Section 2.1 and benefits under Section 2.4 to Executive through the end of the Termination Notice Period.

(c) This Agreement also will terminate immediately without any notice upon Executive’s death or Permanent Disability. If this Agreement is terminated pursuant to this Section 3.1(c), the Company shall have no further obligation hereunder or otherwise with respect to Executive except payment of Executive’s Base Salary under Section 2.1 and benefits under Section 2.4 that have accrued through the date of termination.

(d) The Company shall not be obligated to provide Executive with any compensation or benefits beyond Executive’s termination date, other than as required in Section 3.2 and by law.

3.2 Rights Upon Termination.

(a) Any other provision of this Agreement notwithstanding, subsections (b) and (c) below shall not apply unless and until Executive has executed (and does not revoke) a full and complete general release of all claims in a form provided by the Company and acceptable by the Executive by the thirtieth (30th) day

(the “Deadline”) after Executive’s termination of employment (“Separation”). In addition, subsections (b) and (c) of this Section 3.2 are conditioned upon Executive continuing to comply with all of the restrictive covenants set forth in Article IV of this Agreement and satisfying Executive’s post-termination obligations under Article V of this Agreement. Executive’s failure to fully satisfy any of the foregoing conditions shall nullify all of Executive’s rights under Subsections 3.2(b) and (c) below.

(b) If (A) the Company terminates Executive’s employment for any reason other than (i) Cause, or (ii) death or Permanent Disability, or (iii) in conjunction with a Change in Control (as defined below), or (B) Executive terminates his Employment for Good Reason within sixty (60) days after the occurrence of the event constituting the basis for Good Reason (as defined below) and after giving notice (as explained below) then, in addition to the amounts payable in accordance with other provisions of this Agreement, the Company will pay Executive severance pay at a rate equal to the Full Salary Period Base Salary for a period of six (6) months following Separation. Such severance pay will be paid in accordance with the

Company’s standard payroll procedures on the Company’s payroll dates, commencing with the first payroll date following Executive’s execution of the release described in subsection (a) above, and will be subject to all applicable withholdings. During this severance period, Executive shall be eligible to participate in all Company employee benefit plans and the Company will continue to contribute towards the employee benefit plans as if Executive were still employed except that the Company will not be required to fund a 401(k) matching contribution or a 401(k) safe harbor contribution. At the Company’s option, subject to Executive’s written notice of acceptance, such acceptance not to be unreasonably withheld, the Company may remit a lump sum payment to Executive in such amount as to provide an equivalent after-tax, after-out-of-pocket-expenses proceeds amount to Executive in lieu of all or a portion of the severance pay and benefits.

(c) If subsection (b) above applies, vesting of outstanding stock options held by Executive shall be accelerated so that all unvested stock options shall be fully vested as of the date of Separation.

(d) For purpose of this Section 3.2:

“Cause” shall mean: (i) any material breach by Executive of this Agreement or any other written agreement between Executive and the Company, if such breach has not been cured by Executive within 15 days of receiving written notice thereof from the Company (if such breach is capable of being cured); (ii) any material failure by Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure causes material harm to the Company and has not been cured by Executive within 15 days of receiving written notice thereof from the Company (if such breach is capable of being cured); (iii) any negligence, willful misconduct or any failure by Executive to materially comply with the reasonable and lawful instructions from the Board made within the scope of the Board’s authority in a manner that is detrimental to the Company and which has not been cured by Executive within ten (10) days of receiving written notice thereof from the Company (if capable of being cured); (iv) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State by Executive if such felony (a) involves a claim of moral turpitude, dishonesty, breach of trust or unethical business conduct, (b) impairs Executive’s ability to perform services for the Company (in the Company’s reasonable judgment), or (c) results in a material loss to the Company or material damage to the reputation of the Company (in the Company’s reasonable judgment); (v) Executive’s commission of any theft, embezzlement, fraud, or act of material and intentional dishonesty; or (vi) any reckless or negligent misconduct by Executive resulting in a material loss to the Company or material damage to the reputation of the Company.

“Good Reason” shall mean (i) a material reduction in Executive’s job position, responsibilities or duties, provided that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held by Executive prior to the reassignment shall constitute a material reduction in job responsibilities; (ii) without Executive’s prior written consent, the Company requires Executive to relocate to a facility or location more than thirty (30) miles away from the location at which Executive was working immediately prior to the required relocation; or (iii) a reduction of more than ten percent (10%) in Executive’s then-current Base Salary except in the case of an across the board salary reduction plan instituted by the Board as a cost saving measure which is applicable to all executives of the Company (which, for purposes of this provision, shall mean all employees holding a Vice President or C-level title at the time of the salary reduction). The Executive’s termination of employment shall not be for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason, the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, if capable of being cured, and no such cure has been made.

“Permanent Disability” shall mean Executive’s inability to perform the essential functions of his position with or without reasonable accommodation for a period of 120 consecutive days because of the Executive’s physical or mental impairment.

3.3 Rights Upon a Change in Control.

A “Change in Control” shall be deemed to be occasioned by, and to include, directly or indirectly, in one or more related transactions, (a) the acquisition of all or substantially all of the issued and outstanding ownership securities of the Company by another person or entity by means of any transaction (including, without limitation, any stock acquisition, reorganization, merger or consolidation), (b) a sale or any other similar disposition of all or substantially all of the assets of the Company, (c) the grant of an exclusive license of all or substantially all of the Company’s intellectual property, (d) a merger, consolidation, reorganization or recapitalization of the Company with or into another entity in which the shareholders of the Company who held at least a majority of the ownership securities or voting rights of the Company immediately prior to such merger, consolidation, reorganization or recapitalization hold less than a majority of the ownership securities or voting rights of the surviving entity.

“Net Stock Option Proceeds” shall be deemed to be that pre-tax value that Executive will receive, or could have received, should he choose not to exercise his vested stock options, through exercise of his stock options upon a Change in Control.

Upon a Change in Control, Executive shall receive the following pre-tax bonus amounts:

$250,000 if the acquisition price is not sufficient to provide for the Company’s preferred shareholders to recover their original share purchase amount plus any accrued but unpaid dividends (as such dividends are defined as the “Preferred Preference Amount” in the Amended and Restated Series A Preferred Stock Purchase Agreement dated August 29, 2017 and as may be defined in subsequent preferred stock offerings) as of the date of the Change in Control.

$500,000 less Net Stock Option Proceeds if the acquisition price is sufficient to provide for the Company’s preferred shareholders to recover their original share purchase amount plus any accrued but unpaid dividends but less than $50,000,000.

$750,000 less Net Stock Option Proceeds if the acquisition price is greater than $49,999,999 but less than $100,000,000.

$1,000,000 less Net Stock Option Proceeds if the acquisition price is greater than $99,999,999 but less than $150,000,000.

$1,250,000 less Net Stock Option Proceeds if the acquisition price is $150,000,000 or greater.

In each case, the acquisition price to be used to determine the bonus amount shall be grossed up if an existing shareholder effects the Change in Control by purchasing the portion of the Company’s ownership securities not already held by the acquirer or that percentage of the Company’s assets not already effectively owned by the acquirer in accordance with the following formula. Acquisition price / percent of the Company or assets acquired = grossed up acquisition price.

Further, upon a Change in Control, vesting of outstanding stock options held by Executive shall be accelerated so that all unvested stock options shall be fully vested immediately prior to the Change in Control date.

ARTICLE IV EXCLUSIVITY OF SERVICES AND RESTRICTIVE COVENANTS

4.1 Executive’s Acknowledgment. Executive agrees and acknowledges that, to ensure that the Company retains the value and goodwill of the Business, Executive must not use any Confidential Information (as hereinafter defined), special knowledge of the Business, or the Company’s relationships with its customers, suppliers, channel partners, vendors and employees, all of which Executive has and will continue to gain access to through his employment with the Company, other than in furtherance of the Executive’s legitimate job duties. Executive further acknowledges that:

(a) the Company is and will continue to be engaged in the Business;

(b) the Business is highly competitive and the services to be performed by Executive for the Company are unique and worldwide in geographic scope;

(c) Executive will occupy a position of trust and confidence with the Company and possesses and will continue to acquire an intimate knowledge of Confidential Information, including trade secrets of the

Company and the Company’s relationships with its customers, suppliers, channel partners, vendors and employees;

(d) the agreements and covenants contained in this Article IV are essential to protect the Company, the Confidential Information, trade secrets of the Company (as defined in the Uniform Trade Secret Act in the form adopted in the State of Texas) and the goodwill of the Business and are being entered into in consideration for the various rights being granted to Executive under this Agreement;

(e) the Company would be irreparably damaged if Executive were to disclose the Confidential Information or provide services to any person or entity in violation of the provisions of this Agreement;

(f) Executive acknowledges and agrees that the consideration he has and will receive hereunder, as well as the consideration he has or will receive by virtue of the grant of options, is adequate consideration to support the covenants and restrictions imposed by this Article IV;

(g) the scope and duration of the covenants set forth in this Article IV are reasonably designed to protect a protectable interest of the Company and are not excessive in light of the circumstances; and

(h) Executive has the means to support himself and his dependents other than by engaging in activities prohibited by this Article IV.

4.2 Confidential Information, Inventions, Non-Solicitation and Non-Competition. The Executive acknowledges that he has executed a Proprietary Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement (“PIIA”) with the Company on August 16, 2017 and that the terms of the PIIA are incorporated into this Agreement by reference.

4.3 Equitable Modification. If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.4 Remedies. The Company and Executive agree that the damages that will accrue to the Company by reason of Executive’s failure to observe any of his obligations under this Article IV cannot be measured solely in money. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or

(ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Executive also acknowledges that the remedies afforded the Company pursuant to this Section 4.4 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including, without limitation, any form of monetary or other equitable relief.

ARTICLE V POST-TERMINATION OBLIGATIONS

5.1 Return of Company Materials. No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall return to the Company all company property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company (whether those materials are in paper or computer-stored form), and including, but not limited to, any documents containing, summarizing, or describing any Confidential Information.

5.2 Executive Assistance. During the Employment Term, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in connection with any litigation, claim, or other dispute in which the Company or any of its affiliates is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2. If Company requires cooperation or assistance from Executive for any reason after the expiration of the Employment Term, Executive shall use reasonable efforts to provide such cooperation provided that (i) such cooperation does not conflict with any then-existing employment or consulting relationships of Executive, and (ii) Executive shall be compensated for his time at the rate of $150 per hour.

ARTICLE VI MISCELLANEOUS

6.1 Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder by either party shall, in every case, be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered to a nationally recognized overnight courier service or (d) sent by facsimile or electronic transmission (with a copy sent by first-class mail) to the other party at the addresses set forth below:

If to Executive:

Greg Van de Vere

10234 Matoca Way

Austin, TX 78726

If to Company:

Hyliion Inc.

Attn: Thomas Healy

1202 BMC Drive, Suite 100

Cedar Park, TX 78613

Or such other address as may hereafter be specified by notice given by either party to the other party. Date of service of any such notice shall be the date such notice is personally delivered, two (2) business days after the date of mailing if sent certified or registered mail, one (1) business day after the date of delivery to the overnight courier service if sent by overnight courier, one (1) business day after the date of the email when sent by e-mail between 9:00 A.M. and 5:00 P.M. Central Time or two (2) business days after the date of the email when sent by email after 5:00 P.M. Central Time. Executive shall promptly notify the Company of any change in his address set forth in this Section 6.1.

6.2 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. In the case of the Company, the successors and permitted assigns hereunder shall include, without limitation, any affiliate of the Company as well as the successors in interest to the Company or any such affiliate (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). This Agreement or any right or interest hereunder is one of personal service and may not be assigned by Executive. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 6.2 any right, remedy or claim under or by reason of this Agreement.

6.3 Entire Agreement; Amendments. This Agreement and the Recitals contain the entire understanding of the parties hereto with regard to the terms of Executive’s employment, and supersede all prior agreements, understandings or letters of intent with regard to the employment relationship between the parties hereto except that the PIIA referenced in Section 4.2 above and any stock option grants shall not be affected by this Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.4 Interpretation. Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.5 Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

6.6 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.7 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

6.8 Tax Matters. Executive acknowledges that no representative or agent of the Company has provided him with any tax advice of any nature, and Executive has had the opportunity to consult with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

6.9 Offset. To the extent permitted by law, and to the extent that such action will not result in the imposition of additional taxes, interest or penalties pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, the Company may offset any amounts Executive owes it pursuant to this Agreement or any other written agreement, note or other instrument relating to indebtedness for borrowed money to which Executive is a party or pursuant to any other liability or obligation by which Executive is bound against any amounts it owes Executive hereunder.

6.10 Execution in Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.11 Delivery by Electronic Transmission. This Agreement and any amendments hereto, to the extent signed and delivered by means of electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to the other party. No party hereto shall raise the use of electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

6.12 Governing Law; Consent to Jurisdiction; Waiver of Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the Parties hereto agree to: (i) submit to the exclusive jurisdiction of the federal or state courts located in Austin, TX; (ii) unconditionally waive any objection to venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any and such claims and causes of action.

6.13 Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

6.14 Section 409A. The provisions of this Agreement will be construed in favor of either being exempt from or complying with any applicable requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, each as necessary to prevent the imposition of any adverse consequences contemplated by Section 409A.

6.15 Indemnification and Insurance. The Company shall provide Executive reasonable and customary indemnification on the same terms and conditions it indemnifies Board members and other executive officers as provided in its Certificate of Incorporation as in effect on the Commencement Date. The Company shall purchase and maintain directors and officers liability insurance at such levels as the Board deems appropriate and providing coverage for the acts and omissions of Executive during the Employment Term and reasonable post-employment tail coverage. Executive shall be treated consistently with the Board with respect to such insurance coverage.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Hyliion Inc.

By:	/s/ Thomas Healy
Name:	Thomas Healy
Title:	CEO

Executive
/s/ Greg Van de Vere
Greg Van de Vere